Exhibit 99.1

For Immediate Release

For Further Information Contact:

Andrew Fisher at (301) 608-9292

Email: Afisher@unither.com

UNITHER PHARMACEUTICALS COMPLETES ENROLLMENT IN FIRST OF TWO PHASE III TRIALS OF OVAREX IN ADVANCED OVARIAN CANCER

Silver Spring, MD and Wellesley Hills, MA, December 12, 2005:  United Therapeutics Corporation (NASDAQ: UTHR) announced today that its wholly owned subsidiary Unither Pharmaceuticals, Inc. has achieved full enrollment of 177 patients in IMPACT I, the first of two identical double-blind, placebo-controlled trials of OvaRex® in late stage ovarian cancer.

OvaRex, MAb-B43.13 (oregovomab), is an investigational immunotherapeutic monoclonal antibody being developed for the treatment of stage III/IV advanced ovarian cancer following successful completion of front-line therapy.  OvaRex targets CA125, a protein expressed in most ovarian cancers, and is designed to help patients’ immune systems recognize and more effectively fight their ovarian cancer.

The IMPACT I and II pivotal trials are designed to assess the time to disease relapse in patients diagnosed with late-stage ovarian cancer who achieved an optimal response to front-line chemotherapy treatment.  All patients will remain in each trial until disease progression has occurred, with primary analysis occurring after both trials have recorded at least 118 relapse events.  The two identical Phase III trials are being conducted at over 60 centers throughout the United States.  The IMPACT II trial continues to enroll patients.  Unither Pharmaceuticals is also conducting a Phase II trial of OvaRex as front-line combination therapy.

“Achieving full enrollment of IMPACT I is an important step toward our efforts to confirm the positive findings found in a well-defined subset from an earlier Phase II study and, as such, these studies are intended to support registration of OvaRex to treat advanced ovarian cancer,” said Christopher Nicodemus, MD, Senior Vice President, Clinical R & D at Unither Pharmaceuticals.

“It is our hope that OvaRex will help women and their physicians combat this disease,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and CEO.  “Indeed, we are all very grateful to the inventor of OvaRex, Dr. Tony Noujaim of Canada, for making this promising new therapy possible.”

Ovarian cancer, the deadliest of women’s reproductive cancers, is the fifth leading cause of cancer deaths among U.S. women.  The American Cancer Society estimates that in the United States this year, there will be over 22,000 new cases diagnosed and over 16,000 women will die from this disease.  Overall, the five-year survival rate for stage III/IV disease is estimated to be 31%.  Although most patients initially respond to surgery and chemotherapy, the relapse rate is estimated to be approximately 85%.  Once relapse occurs, there is no known curative therapy.

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products for patients with chronic and life-threatening cardiovascular, cancer and infectious diseases.

In addition to historical information, this press release contains forward-looking statements about expectations and intentions regarding the ability of the IMPACT I and II clinical trials to confirm earlier Phase II study results and support registration of OvaRex to treat advanced ovarian cancer and enrollment of the IMPACT II trial that are based on United Therapeutics’ current beliefs and expectations as to future outcomes.  These expectations are subject to risks and uncertainties such as those described in United Therapeutics’ periodic reports filed with the Securities and Exchange Commission which may cause actual results to differ materially from anticipated results.  Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in United Therapeutics’ periodic reports and documents filed with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q.  United Therapeutics is providing this information as of December 12, 2005 and undertakes no obligation to publicly update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

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